Exhibit 10.20

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

AOL HOLDINGS LLC

i

ii

SECTION 9.04.	Liquidation	33
SECTION 9.05.	Resignation	34
SECTION 9.06.	Tax Matters	34
SECTION 9.07.	Google Information Rights	34

ARTICLE X Miscellaneous

SECTION 10.01.	Notices	36
SECTION 10.02.	Failure to Pursue Remedies	37
SECTION 10.03.	Cumulative Remedies	37
SECTION 10.04.	Parties in Interest	37
SECTION 10.05.	Headings	37
SECTION 10.06.	Severability	37
SECTION 10.07.	Counterparts	37
SECTION 10.08.	Entire Agreement	37
SECTION 10.09.	Governing Law; Waiver of Jury Trial	37
SECTION 10.10.	Confidentiality	38
SECTION 10.11.	Amendments	38
SECTION 10.12.	Absence of Presumption	39

SCHEDULES

Schedule A	Members, Percentage Interest and Membership Interest

EXHIBITS

Exhibit A	Form of Adoption Agreement

Exhibit B	Representations and Warranties

Exhibit C	Certificate

iii

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of AOL Holdings LLC, a Delaware limited liability company (the “Company”), is dated as of [            ], 2006, among Time Warner Inc., a Delaware corporation, Google Inc., a Delaware corporation (“Google”), AOL LLC, a Delaware limited liability company (“AOL”), and TW AOL Holdings Inc., a Virginia corporation (“NewCo”).

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.), as amended from time to time (the “Delaware Act”), pursuant to the Certificate of Formation, as filed in the office of the Secretary of State of the State of Delaware, and is currently governed by the Limited Liability Company Agreement of the Company, dated as of February 8, 2006 (the “Original Agreement”), entered into by Time Warner Inc., a Delaware corporation;

WHEREAS the Initial Members have entered into a Contribution Agreement; and

WHEREAS the Initial Members desire to enter into this Agreement to set forth certain agreements relating to the ownership, management and operation of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby continue the Company pursuant to and in accordance with the Delaware Act, as provided herein, and hereby agree to amend and restate the Original Agreement as follows:

ARTICLE I

Defined Terms

SECTION 1.01. Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Member” shall have the meaning set forth in Section 3.01(b).

“Additional Membership Interests” shall mean any Membership Interests that are acquired after the initial capital contributions made by the Initial Members pursuant to the Contribution Agreement.

“Adoption Agreement” shall mean an agreement, substantially in the form of Exhibit A, confirming the agreement of a Person to be bound by the terms and provisions of this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. As used in this definition, the term “control” (including with correlative meanings, “controls”, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise. For purposes of this Agreement, neither the Company nor any entity controlled, directly or indirectly, by the Company shall be an Affiliate of any Member.

“Agreement” shall have the meaning set forth in the preamble hereof.

“AOL” shall mean AOL LLC, a Delaware limited liability company.

“AOL Entity” shall mean the Company and any direct or indirect subsidiary of the Company.

“Audience Business” shall mean the business unit of AOL that develops, programs and markets content, tools and services for users of the web sites, portals and services comprising the AOL Network and earns revenue primarily through selling online advertising on the AOL Network as well as from selling advertisements on third party web sites through Advertising.com’s network and through other relationships with third party web sites. The AOL Network is an online network that is comprised of a variety of websites, portals and services including the AOL service, low cost ISP services, AOL.com, AIM, Moviefone, MapQuest, ICQ and Netscape.com.

“Audience Business Transfer” shall mean the Transfer of all or substantially all of the assets comprising the Audience Business or the Transfer of at least 95% of the Equity Interests of any AOL Entity which holds all or substantially all of the assets comprising the Audience Business; provided, however, that the Transfer of (i) all or substantially all the assets of AOL or the Company or (ii) any Equity Interests in the Company shall not be deemed to be an “Audience Business Transfer”.

“Board of Managers” shall have the meaning set forth in Section 4.01(a).

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) any day on which banks located in New York City are authorized or required by applicable law to be closed for the conduct of regular banking business.

“Certificate of Formation” shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Change of Control” shall mean the occurrence of any of the following events: (a) a Person or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) acquiring or having beneficial ownership of securities having a majority of the ordinary voting power of Time Warner or (b) the sale of all or substantially all of the assets of Time Warner.

“Change of Control Demand Notice” shall have the meaning set forth in Section 8.02.

“Change of Control Notice” shall have the meaning set forth in Section 8.02.

“Change of Control Transaction” shall have the meaning set forth in Section 8.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning set forth in the preamble hereof.

“Company IPO Notice” shall have the meaning set forth in Section 8.03.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income of the Company and its subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income of the Company and its subsidiaries for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) minority interest expense in respect of preferred stock of subsidiaries of the Company, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis.

“Consolidated Leverage Ratio” shall mean, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication (a) the income (or deficit) of any Person accrued prior to the date it becomes a subsidiary of the Company or is merged into or consolidated with the Company or any of its subsidiaries or that such other Person’s assets are acquired by the Company or any of its subsidiaries, (b)

the income (or deficit) of any Person in which the Company or any of its subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or its subsidiaries in the form of dividends or similar distributions and (c) the undistributed earnings of any subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of its charter or any agreement or instrument, judgment, decree, order, statute, rule, governmental regulation or other requirement of law applicable to such subsidiary.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of Indebtedness of the Company and its subsidiaries minus (a) the aggregate principal amount of any such Indebtedness that is payable either by its terms or at the election of the obligor in equity securities of the Company or the proceeds of options in respect of such equity securities and (b) the aggregate amount of cash and cash equivalents held by the Company or any of its subsidiaries in excess of $38,000,000, all determined on a consolidated basis in accordance with GAAP.

“Contribution Agreement” shall mean the Contribution Agreement dated as of [            ], among Time Warner, Google and America Online, Inc., as amended from time to time.

“Definitive Agreements” shall mean the following agreements entered pursuant to the Letter Agreement:

(i) the Web Search Services Agreement dated May 1, 2002 between Google and AOL, as amended by Amendment Number One dated July 3, 2002, Amendment Number Two dated October 1, 2003, Amendment Number Three dated April 7, 2004, Amendment Number Four dated June 2, 2004, Amendment Number Five dated November 29, 2004, Amendment Number Six dated February 28, 2005, Seventh Amendment to the Web Services Agreement dated March 28, 2005, the Eighth Amendment to Web Search Services Agreement dated March 31, 2005 and Amendment Number Nine dated                     , 2006 (the “Web Search Agreement”);

(ii) the Marketplace Agreement dated                     , 2006 between Google and AOL;

(iii) the Display Advertising Agreement dated                     , 2006 between Google and AOL;

(iv) the Distribution and Marketing Agreement dated                     , 2006 between Google and AOL;

(v) the Instant Messaging Development and Distribution Agreement dated                     , 2006 between Google and AOL;

(vi) the Amended and Restated Interactive Marketing Agreement dated October 1, 2003, as amended (the “IMA”) as amended previously by that certain First Amendment to the IMA dated December 15, 2003, the Second Amendment to IMA dated

March 30, 2004, the Third Amendment to Amended end Restated Interactive Marketing Agreement dated April 7, 2004, the Fourth Amendment to IMA dated June 1, 2004, the Fifth Amendment to IMA dated June 14, 2004, the Addendum One to the Second Amendment to IMA dated October 5, 2004, the Sixth Amendment to IMA dated December 17, 2004, the Seventh Amendment to IMA dated March 28, 2005, the Eighth Amendment to IMA dated April 28, 2005, the Ninth Amendment to IMA dated December 15, 2005 and the Tenth Amendment to IMA dated                     , 2006;

(vii) the Interactive Marketing Agreement dated October 15, 2004 between AOL (UK) Limited, AOL Deutschland GmbH & Co KG, AOL France SNC, Google Ireland Limited and Google, Inc. as amended by a letter agreement dated January 11, 2005, the Second Amendment dated May 12, 2005, the Third Amendment dated June 15, 2005, the Fourth Amendment dated September 30, 2005 and the Fifth Amendment dated                     , 2006;

(viii) the Video Search Agreement dated                     , 2006 between Google and AOL; and

(ix) the Cooperation Agreement dated                     , 2006 between Google and Time Warner.

The term Definitive Agreements shall also include the following agreement when executed by AOL and Google: the agreement contemplated by the WiFi term sheet attached as Exhibit E to the Letter Agreement. In all cases, the term Definitive Agreements shall also include any amendments to the agreements listed above that are entered into by Google and AOL following the date of this Agreement.

“Delaware Act” shall have the meaning set forth in the preamble hereof.

“Distributions” shall mean distributions of cash or other property made by the Company with respect to the Membership Interests.

“Drag Along Notice” shall have the meaning set forth in Section 7.05(c).

“Drag Along Portion” shall mean, with respect to any Google Entity, the number of Membership Interests held by such Google Entity multiplied by a fraction, the numerator of which is the number of Membership Interests proposed to be sold by the Time Warner Entities in a Drag Along Sale pursuant to Section 7.05(c) and the denominator of which is the total number of Membership Interests then held by all Time Warner Entities.

“Drag Along Sale” shall mean one or more Time Warner Entities propose to Transfer any Membership Interests representing more than 50% of all of the Membership Interests to any Person(s) that are not Affiliates of Time Warner (other than in connection with an Excluded Distribution), but excluding a transaction that is subject to the provisions of Section 8.01.

“Eligible Exchange” means either the New York Stock Exchange or the Nasdaq National Market.

“Equity Interest” shall have the meaning set forth in Section 8.01(a).

“Equity Security” of a Person means any capital stock of such Person (including stock of a Person that is a corporation or a limited liability company interest or membership interest in a Person that is a limited liability company) and any security convertible into, exercisable for or exchangeable for capital stock of such Person, or any other right to acquire capital stock or any other Equity Security of such Person.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“Excluded Distribution” shall mean a distribution (by pro rata distribution or dividend, by exchange offer/”split-off” or by any comparable means) of direct or indirect Equity Interests of the Company or Conversion Stock (as defined in the Google Registration Rights Agreement) to the holders of Time Warner common stock or the holders of capital stock of any parent entity of Time Warner.

“Fair Market Value” of the aggregate Membership Interests held by all Google Entities shall be computed based on the estimated trading price of one share of common stock of the Company assuming (a) the conversion of the Company to a corporation in accordance with Section 9.01, (b) the initial public offering of the Company, (c) the full distribution to the public of the common stock of the Company held by all Google Entities and (d) the establishment of a settled trading market therefor on an Eligible Exchange. In determining the foregoing: (i) the financial impact of the Company’s commercial agreements with the Members will be taken into consideration; (ii) there will be no discount included in any such valuation as a result of the illiquidity of the common stock or Membership Interests, as applicable, assumed distributed to the public as described in clause (c) above; (iii) there will be no discount included in any such valuation as a result of any breaches of Section 4.03; (iv) in the case of a transaction contemplated by Section 8.01, any applicable control premium that is paid or payable in the transaction will be considered (and applied to a pro rata portion of such Membership Interests based on the total number of Equity Interests proposed to be Transferred to a Specified Purchaser (calculated as a percentage of the total number of Equity Interests held by the Time Warner Entities); (v) in the case of a transaction contemplated by Section 8.01, the implied or stipulated value of the Membership Interests from the terms of the transaction will be considered but shall not be determinative; and (vi) the effects, if any, of any TW Guarantee Obligations will not be considered.

“Financial Investor” shall mean any Person that (a) has no contractual relationship with AOL or any subsidiary of AOL that accounted for more than 1% of the consolidated gross revenues of AOL and its consolidated subsidiaries for the preceding fiscal year, (b) does not conduct (and has no Affiliate which conducts) any business that engages in substantial competition with AOL or any subsidiary of AOL, which business accounted for more than 1% of the consolidated gross revenues of AOL and its consolidated subsidiaries for the preceding fiscal year, (c) does not conduct (and has no Affiliate which conducts) any business that engages in substantial competition with Time Warner or any subsidiary of Time Warner, which business accounted for more than 10% of the consolidated gross revenues of Time Warner and its consolidated subsidiaries for the preceding fiscal year and (d) is an institutional investor specified in Exchange Act Rule 13d-1(b)(1)(ii) or is a Professional Investor.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Google Consent” shall mean the written consent of the Google Entities that are Members holding a majority of the Membership Interests held by all Google Entities.

“Google Designee” shall have the meaning set forth in Section 8.04(a).

“Google Entity” shall mean (a) Google, (b) any Person to whom any Google Entity Transfers all or any part of its Membership Interests in accordance with Section 7.04(a) and (c) any Person to whom any Google Entity Transfers all or any part of its Membership Interests in accordance with Section 7.04(b), in each case for so long as such Google Entity holds any Membership Interests.

“Google Registration Rights Agreement” shall mean the registration rights agreement between Google and the Company, dated as of the date hereof.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” shall have the meaning given such term in that certain Amended and Restated Five-year Credit Agreement, dated as of July 8, 2002, and amended and restated as of February 17, 2006 (the “Credit Agreement”), among Time Warner, and Time Warner International Finance Limited, a company organized under the laws of the United Kingdom, the several banks and other financial institutions from time to time parties to such agreement, Bank of America, N.A. and BNP Paribas, as co-syndication agents, The Bank of Tokyo-Mitsubishi UFJ LTD. New York Branch and Deutsche Bank AG New York Branch, as co-documentation agents and Citibank, N.A., as administrative agent, without regard to any amendments, restatements, modifications, supplements or replacements after February 17, 2006; provided, however, that the parenthetical with respect to Restricted Subsidiaries (as defined in the Credit Agreement) in clause (g) of the Indebtedness definition in the Credit Agreement (relating to Guarantee Obligations (as defined in the Credit Agreement)) shall not apply for purposes of this definition.

“Initial Members” shall mean Time Warner, NewCo and Google.

“Intermediate Subsidiary” shall mean any direct or indirect subsidiary of Time Warner that directly or indirectly holds any Membership Interests.

“Letter Agreement” shall mean the letter agreement (and attached term sheets), dated as of December 20, 2005, among Time Warner Inc., Google Inc., and America Online, Inc., as amended.

“Manager” shall have the meaning set forth in Section 4.01(b).

“Member” shall mean any Initial Member and any Additional Member until such Initial Member or Additional Member, as applicable, ceases to be a Member of the Company in accordance with the terms of this Agreement.

“Membership Interest” shall mean a unit of limited liability company interest in the Company.

“Participation Notice” shall have the meaning set forth in Section 5.03.

“Percentage Interest” of any Member shall mean the product of the quotient of the number of Membership Interests held by such Member divided by the total number of outstanding Membership Interests multiplied by 100.

“Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Professional Investor” shall mean any entity that is commonly referred to as a “private equity fund” or a “venture capital firm”. This definition is intended to apply to any entity that (i) qualifies under an exclusion from the definition of “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, (ii) is intended to be of limited duration and (iii) is primarily in the business of using capital to purchase assets, businesses or securities with the intention of profiting (or enabling its general or limited partners, members or shareholders to profit) from the resale of such assets, businesses or securities or, in the case of non-controlling investments, from distributions from entities in which such non-controlling investments are made.

“Qualified Public Offering” shall mean the closing of a bona fide, firm commitment, underwritten public offering of common stock of the Company (following conversion of the Company to a corporation pursuant to the terms of Section 9.01) pursuant to an effective registration statement under the Securities Act; provided, however, that (a) the shares of common stock issued in such offering are (following consummation of such offering) registered on or listed for trading on, as applicable, an Eligible Exchange and (b) if such public offering is an offering of common stock of the Company that is initiated by the Company (and not the subject of a Demand Registration pursuant to Section 2.1 of the Google Registration Rights Agreement that is not deemed to be a Company Registration pursuant to Section 2.2(e) of the Google Registration Rights Agreement), the number of shares of common stock sold in such offering shall be equal to or greater than 10% of the issued and outstanding shares of common stock immediately following consummation of such offering.

“Qualified Distribution” shall mean the closing of the distribution (by pro rata distribution or dividend, by exchange offer/”split-off” or by any comparable means) of at least 80% of common stock of the Company (following conversion of the Company to a corporation pursuant to the terms of Section 9.01) to the public holders of the common stock of Time Warner; provided, however, that the shares of common stock so distributed are (upon consummation of such distribution) registered on or listed for trading on, as applicable, an Eligible Exchange.

“Registration Statement” shall have the meaning set forth in Section 8.04(d).

“Securities Act” shall mean the United States Securities Act of 1933.

“Specified Purchaser” shall mean any “Named Competitor” as defined in any relevant Definitive Agreement.

“Specified Purchaser Notice” shall have the meaning set forth in Section 8.01(b).

“Subscription Notice” shall have the meaning set forth in Section 5.03(a).

“Subscription Period” shall have the meaning set forth in Section 5.03(a).

“Successor Covenants” shall have the meaning set forth in Section 4.04.

“Tag Along Notice” shall have the meaning set forth in Section 7.05(b).

“Tag Along Portion” of a Time Warner Entity or Google Entity, as applicable, participating in a Tag Along Sale shall mean the product of:

(a) the aggregate number of Membership Interests proposed to be sold in a Tag Along Sale pursuant to Section 7.05(b), multiplied by

(b) a fraction, the numerator of which is the number of Membership Interests held by a participating Time Warner Entity or participating Google Entity, as the case may be, and the denominator of which is the aggregate number of Membership Interests then held by all Time Warner Entities and all Google Entities.

The Google Entities may reallocate their respective Tag Along Portions among each other in their discretion. The Time Warner Entities may reallocate their respective Tag Along Portions among each other in their discretion.

“Tag Along Sale” shall mean a Time Warner Entity proposes to Transfer any Membership Interests to any Person that is not an Affiliate of Time Warner (other than in connection with an Excluded Distribution).

“Term Sheet Agreements” means the following agreements reflected in (a) the WiFi term sheet attached as Exhibit E to the Letter Agreement; (b) the content availability term sheet attached as Exhibit H to the Letter Agreement; and (c) the video term sheet attached as Exhibit J to the Letter Agreement; provided, however, that if any of the foregoing term sheets is reduced to a written agreement that is executed by AOL and Google as contemplated by the Letter Agreement, such term sheet shall no longer be a “Term Sheet Agreement”.

“Time Warner” shall mean Time Warner Inc., a Delaware corporation, unless and until any of the following events occur: (a) any Person the common stock of which is registered under Section 12 of the Exchange Act becomes the beneficial owner of more than 50% of the total outstanding equity interests of Time Warner Inc. and Time Warner Inc. ceases to have its common stock registered under the Exchange Act and listed on a national securities exchange, in which case “Time Warner” shall mean such Person, (b) Time Warner Inc. consolidates with or merges with or into, or Transfers all or substantially all its assets to, any Person the common stock of which is registered under Section 12 of the Exchange Act, in which case “Time Warner” shall mean such Person, or (c) Time Warner Inc. Transfers all (but not less than all) of its equity interests in the Company, directly or indirectly, to any Person the common stock of which is registered under Section 12 of the Exchange Act, in which case “Time Warner” shall mean such Person.

“Time Warner Designee” shall have the meaning set forth in Section 8.04(a).

“Time Warner Entity” shall mean (a) NewCo, (b) Time Warner, (c) any Affiliate of Time Warner to whom any Time Warner Entity Transfers all or any part of its Membership Interests in accordance with Section 7.05(a) and (d) any Intermediate Subsidiary, in each case for so long as any such Time Warner Entity holds, directly or indirectly, any Membership Interests.

“Time Warner Registration Rights Agreement” shall mean the registration rights agreement between Time Warner and the Company, dated as of the date hereof.

“Time Warner Share Price” shall mean, for a particular date, the average VWAP of Time Warner common stock for the 20 consecutive Trading Days immediately preceding such date.

“Transfer” shall mean any sale, assignment, transfer or other disposition, direct or indirect, by operation of law or otherwise.

“Trading Day” shall mean, for a particular equity security, a day on which trading prices for such equity security are quoted on the Eligible Exchange on which such equity security is traded.

“TW Guarantee Obligation” shall mean any guarantee by an AOL Entity of any Indebtedness, liabilities or obligations payable or performable by Time Warner or any Affiliate of Time Warner (other than an AOL Entity or any Person controlled by an AOL Entity), including without limitation any assurance, agreement, letter of responsibility, letter or awareness, undertaking or arrangement given by any such AOL Entity to an obligee of Time Warner or any Affiliate of Time Warner (other than an AOL Entity or any Person controlled by an AOL Entity) with respect to the payment or performance of an obligation by, or the financial condition of, Time Warner or any Affiliate of Time Warner (other than an AOL Entity or any Person controlled by an AOL Entity) whether direct or indirect or contingent.

“VWAP” means, for any Trading Day, the volume weighted average price of the Time Warner common stock for such Trading Day on the Eligible Exchange on which such common stock is then listed or quoted (and if such common stock is listed on more than one Eligible Exchange, then the Eligible Exchange on which the 30-day trailing volume is greater) as reported by Bloomberg Financial L.P. (calculated by taking the weighted average of the prices of each trade on a Trading Day on such Eligible Exchange and based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time).

SECTION 1.02. Terms and Usage Generally. All references herein to an “Article”, “Section” or “Schedule” shall refer to an Article or a Section of, or a Schedule to, this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereto”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II

General Matters

SECTION 2.01. Formation. (a) Pursuant to the provisions of the Delaware Act, the Company was formed on February 8, 2006, by the filing in the Office of the Secretary of State of the State of Delaware of a Certificate of Formation (which filing is hereby approved and ratified in all respects).

(b) Each officer of the Company appointed by the Board of Managers pursuant to Section 4.02 is hereby designated as an “authorized person”, within the meaning of Section 18-201 of the Delaware Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware and any other certificates, notices or other instruments (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

SECTION 2.02. Name. The name of the Company shall be “AOL Holdings LLC”. Without the need to amend this Agreement, the Board of Managers may change the name of the Company from time to time in its sole discretion.

SECTION 2.03. Term. The term of the Company commenced on February 8, 2006, with the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and shall continue perpetually unless the Company is dissolved pursuant to Section 9.03.

SECTION 2.04. Registered Agent and Registered Office. The Company’s registered agent for service of process shall be Corporation Service Company, and the address of the registered agent and the address of the registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Such registered agent and such registered office may be changed from time to time by the Board of Managers.

SECTION 2.05. Principal Place of Business. As of the date of this Agreement, the principal place of business of the Company shall be located in Dulles, Virginia. Thereafter, the principal place of business of the Company shall be in such location as the Board of Managers may designate from time to time.

SECTION 2.06. Purposes and Powers. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any act or activity for which limited liability companies may be formed under the Delaware Act. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.06.

SECTION 2.07. Books and Records. At all times during the continuance of the Company, the Company shall maintain or cause to be maintained proper and complete books and records in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company.

ARTICLE III

Members

SECTION 3.01. Members. (a) Upon the execution of this Agreement, the sole Members of the Company shall be the Initial Members. Following the execution of this Agreement, no Person shall be admitted as a Member and no Additional Membership Interests shall be issued by the Company except as expressly provided in this Agreement.

(b) After the date of this Agreement, a Person shall only be admitted as a Member (such Person, an “Additional Member”) if such Person is (i) a permitted transferee of a Membership Interest in accordance with Article VII or (ii) issued any Membership Interests in accordance with Section 5.02.

(c) The name and mailing address of each Member, its Percentage Interest and the number of Membership Interests held by such Member shall be listed on Schedule A. An officer designated by the Board of Managers pursuant to Section 4.02 shall update Schedule A from time to time as necessary to accurately reflect changes in the Membership Interest and Percentage Interest of any Member to reflect the consummation of any action taken in accordance with this Agreement. Any amendment or revision to Schedule A made to reflect an action taken in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time. The Company shall provide the Members with any amendment or revision of Schedule A (including any subsequent amendments or revisions thereto) within three days of such amendment or revision.

SECTION 3.02. Powers of Members. Members shall not have the authority to transact any business in the Company’s name or bind the Company by virtue of their status as Members.

SECTION 3.03. Membership Interests. (a) The Membership Interests shall for all purposes be personal property in accordance with Section 18-701 of the Delaware Act. No holder of a Membership Interest or Member shall have any interest in specific Company assets, including any assets contributed to the Company by such Member as part of any capital contribution. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

(b) Each Membership Interest shall have the same rights and privileges and shall rank equally and be identical in all respects as to all matters. Membership Interests may be divided into partial Membership Interests and shall constitute one class. Subject to the authority of the Board of Managers as set forth in this Agreement, each Membership Interest shall represent a right to Distributions, in each case in accordance with this Agreement and the Delaware Act.

(c) All Membership Interests shall be evidenced by certificates in accordance with Section 18-702 of the Delaware Act, substantially in the form of Exhibit C or such other form approved by the Board of Managers.

SECTION 3.04. Voting Rights. (a) Subject to Sections 4.03 and 7.04(b), no Member shall have any voting rights except in connection with (a) the designation and removal of Managers in accordance with Section 4.01(b), (b) the dissolution of the Company in accordance with Section 9.03 and (c) any amendment of this Agreement in accordance with Section 10.11. The Members shall vote together as a single class on all matters on which they are specifically entitled to vote pursuant to this Agreement, and each Member shall be entitled to one vote for each Membership Interest held by such Member (and a partial vote for any partial Membership Interest). The Company shall provide written notice to all Members of any meeting at which a vote will be held at least five Business Days prior thereto, which notice shall describe the business to be considered, the actions to be taken and the matters to be voted on at the meeting in reasonable detail. At any meeting of the Members, the presence, in person or by proxy, of Members holding a majority of the outstanding Membership Interests shall constitute a quorum. If any business considered, action taken or matter voted on was not described in the written notice provided to all Members of such meeting, within three Business Days of such meeting the Company shall provide written notice to the Members describing in reasonable detail such business consideration taken or matter voted on. Any action permitted or required to be taken by the Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by Members holding a majority of the outstanding Membership Interests. Within three Business Days of taking of action by Members without a meeting by less than unanimous written consent, the Company shall provide written notice of the taking of such action to those Members who have not consented in writing to the taking of such action, which notice shall describe the actions taken in reasonable detail.

(b) Notwithstanding Section 3.04(a), a Member that is a Financial Investor that was Transferred Membership Interests pursuant to Section 7.04(b) shall not have any right to consent to any action under Section 4.03, nor shall any such Financial Investor be considered a “Google Entity” for purposes of the definition of “Google Consent”, unless such Financial Investor was Transferred 20% or more of the Membership Interests then held by all Google Entities pursuant to Section 7.04(b).

SECTION 3.05. Liability of Members, Managers, Etc. (a) Except to the extent provided in the Delaware Act, none of the Members or any Manager shall have any personal liability for the debts, obligations or liabilities of the Company.

(b) To the fullest extent permitted by applicable law (including Section 18-1101 of the Delaware Act), notwithstanding any other provision of this Agreement or otherwise of applicable law, including any in equity or at law, no Member, Manager, officer or employee of the Company (collectively, the “Covered Persons”), shall have any fiduciary duty to the Company, the Members or the Managers (or any other person or entity bound by this Agreement) by reason of this Agreement or the Company or in its capacity as a Covered Person, except that a Covered Person shall be subject to the implied contractual covenant of good faith and fair dealing and (to the extent expressly specified herein or therein) to the covenants and express obligations set forth in this Agreement, the Contribution Agreement, the Google Registration Rights Agreement and the Time Warner Registration Rights Agreement. To the fullest extent permitted by applicable law (including Section 18-1101 of the Delaware Act), no Member or Manager shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company, any Member, any Manager or any other person or entity bound by this Agreement for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Member or Manager in its capacity as a Member or Manager, except that (i) a Member or Manager shall be liable for any act or omission that constitutes a violation of the implied contractual covenant of good faith and fair dealing and (ii) a Member shall be liable for any breach by such Member of the covenants and express obligations set forth in this Agreement, the Contribution Agreement, the Google Registration Rights Agreement or the Time Warner Registration Rights Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member or Manager otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member or Manager. A Member or Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which such Member or Manager reasonably believes are within such Person’s professional or expert competence.

(c) (i) Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member, Manager or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Member, Manager, director, officer, employee or agent or in any other capacity while serving as a Member, Manager, director, officer, employee or agent, shall be indemnified and held harmless by the Company if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in Section 3.05(e) with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Managers. In addition, no Member shall be entitled to be indemnified if any such expense, liability or loss was caused by a breach by such Member of the covenants and express obligations set forth in this Agreement, the Contribution Agreement, the Google Registration Rights Agreement or the Time Warner Registration Rights Agreement.

(ii) The Company shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an Indemnitee, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(d) The right to indemnification conferred in Section 3.05(c) shall include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 3.05(d) or otherwise. Such undertaking shall be an unlimited, unsecured general obligation of an Indemnitee, and shall be accepted without reference to such Indemnitee’s ability to make repayment. The rights to indemnification and to the advancement of expenses conferred in Section 3.05(c) and this Section 3.05(d) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to fall within the definition of “Indemnitee” and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any repeal or modification of any of the provisions of this Section 3.05 shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

(e) If a claim under Section 3.05(c) or 3.05(d) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the

Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the applicable standard for indemnification set forth in Sections 3.05(c) and 3.05(d). Neither the failure of the Company (including its Board of Managers, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the standard of conduct for entitlement to indemnification, nor an actual determination by the Company (including its Board of Managers, independent legal counsel, or its Members) that the Indemnitee has not met the standard of conduct for entitlement to indemnification, shall create a presumption that the Indemnitee has not met such standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 3.05 or otherwise shall be on the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a Member, Manager or officer acted in such a manner as to make him or her ineligible for indemnification.

(f) The rights to indemnification and to the advancement of expenses conferred in this Section 3.05 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, this Agreement, any other agreement, any vote of Managers or otherwise. However, no person shall be entitled to indemnification by the Company by virtue of the fact that such person is actually indemnified by another entity, including an insurer.

(g) The Company may maintain insurance, at its expense, to protect itself and any Member, Manager, director, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Delaware Act.

(h) The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification and to the advancement of expenses to any person or entity not mandatorily entitled to indemnification under this Section 3.05 and grant rights to indemnification and to the advancement of expenses in addition to those granted in this Section 3.05 to any person or entity mandatorily entitled to indemnification under this Section 3.05, in each case as long as such person or entity has met the standard of conduct set forth in Section 3.05(b).

ARTICLE IV

Governance

SECTION 4.01. Board of Managers. (a) The Company shall have a board of managers (the “Board of Managers”). The Members hereby designate the Board of Managers as the managers (within the meaning of the Delaware Act) of the Company, with exclusive rights and responsibilities to direct the business of the Company. The Board of Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the laws of the State of Delaware.

(b) The Board of Managers shall be comprised of 3 members (each, a “Manager”). As of the date of this Agreement, the Managers shall be Jeffrey L. Bewkes, Jonathan F. Miller and Wayne H. Pace. Thereafter, subject to Section 3.04(b), each of the Managers shall be designated and removed at any time by the Members holding a majority of the outstanding Membership Interests. A Manager shall hold office until his or her successor is designated or until his or her earlier death, resignation or removal.

(c) Any Manager may attend a meeting of the Board of Managers in person, by telephone or any other electronic communication device. At any meeting of the Board of Managers, the presence, in person or by proxy, of a majority of the Managers shall constitute a quorum. A Manager entitled to vote at any meeting of the Board of Managers may authorize another Person, including another Manager, to act in place of that Manager by proxy. The Board of Managers may act by written consent in lieu of a meeting in accordance with Section 18-404 of the Delaware Act.

(d) At any meeting of the Board of Managers, any action taken by the Board of Managers shall require the approval of a majority of the Managers present, in person or by proxy, at such meeting. Each Manager shall be entitled to one vote.

SECTION 4.02. Officers. The officers of the Company as of the date of this Agreement shall continue to act in such capacity. Thereafter, the Board of Managers may from time to time appoint (and subsequently remove) individuals to act on behalf of the Company as “officers” or “agents” of the Company within the meaning of Section 18-407 of the Delaware Act to conduct the day-to-day management of the Company with such general or specific authority as the Board of Managers may specify.

SECTION 4.03. Matters Requiring Google Consent. For so long as any Google Entity holds any Membership Interests, none of the following actions shall be taken by the Board of Managers, the Company or any subsidiary of the Company (whether by merger, consolidation, reorganization or otherwise) without prior Google Consent:

(a) Distributions by the Company to Members, other than Distributions to Members (i) in proportion to their respective Percentage Interest in the form of cash or securities or (ii) as expressly contemplated by the Contribution Agreement or any Definitive Agreement;

(b) the Company, AOL or any AOL Entity, on the one hand, and any Member or Affiliate of a Member, on the other hand, entering into any agreement or other transaction except (i) as specifically contemplated in any Definitive Agreement, (ii) as specifically contemplated in any Term Sheet Agreement, (iii) for Distributions by the Company to Members in accordance with this Agreement, (iv) for issuances of Equity Securities by the Company in accordance with this Agreement, (v) for de minimis transactions in the ordinary course of business consistent with past practice, (vi) for agreements and transactions on terms no less favorable than could be obtained from unaffiliated third parties of the Company on an arm’s-length basis and (vii) as expressly contemplated by the terms of the tax matters agreement, dated the date hereof, between Time Warner and the Company;

(c) any issuance of Equity Securities in AOL or any direct or indirect subsidiary of the Company that has a direct or indirect interest in AOL;

(d) any amendment to, or waiver of, any provision of this Agreement or the limited liability company agreement of AOL, if such amendment or waiver would be adverse to the interests of the Google Entities as Members of the Company;

(e) any voluntary bankruptcy, liquidation or dissolution of any Intermediate Subsidiary, the Company or AOL or any of their respective direct or indirect subsidiaries, in each case if any such bankruptcy, liquidation or dissolution would have a material adverse effect on the enforceability of any of the rights afforded to the Google Entities (or any of them) under this Agreement;

(f) any disposition of assets outside the ordinary course of business consistent with past practice in excess of $100,000,000 (individually or in the aggregate in the case of a series of related dispositions) that is not for fair market value;

(g) subject to Section 9.01, any change of legal form of the Company or AOL, if such change of legal form would be adverse to the interests of the Google Entities as Members of the Company; provided, however, that any change of legal form that does not fully preserve (or that otherwise impairs or dilutes in any way the effectiveness of ) the rights and protections afforded to the Google Entities (or any of them) under this Agreement shall be deemed to be adverse to the interests of the Google Entities as Members of the Company;

(h) the incurrence by the Company or any of its subsidiaries of Indebtedness (other than TW Guarantee Obligations) if the Consolidated Leverage Ratio of the Company exceeds 4.5 to 1, calculated as of the end of the Company’s last complete fiscal quarter for the four fiscal quarter period then ended, on a pro forma basis as if the incurrence of such Indebtedness, together with any other Indebtedness incurred since the last day of the prior fiscal period, had occurred on the last day of such four fiscal quarter period and after giving effect to the use of proceeds of such Indebtedness (to the extent such proceeds were used to pay down or otherwise discharge Indebtedness); provided, however, that (x) neither the Company nor any of its direct or indirect subsidiaries shall (i) enter into any TW Guarantee Obligation other than (A) TW Guarantee Obligations existing as of the date of this Agreement and disclosed on Schedule D to the Contribution Agreement, (B) guarantees of any new Time Warner Inc. commercial paper program, subject to a maximum aggregate principal amount of Time Warner Inc. commercial paper having the benefit of a TW Guarantee Obligation of $5 billion, and (C) guarantees of any new, amended or modified Time Warner Inc. bank credit facility, subject to a maximum aggregate principal amount of Time Warner Inc. bank debt having the benefit of a TW Guarantee Obligation plus the amount of outstanding Time Warner Inc. commercial paper having the benefit of a TW Guarantee Obligation of $7 billion or (ii) permit the aggregate outstanding principal amount of the Indebtedness guaranteed pursuant to such TW Guarantee Obligations to exceed $22.6 billion and (y) with respect to the TW Guarantee Obligations described in Item 1 of Schedule D to the Contribution Agreement, the Company and Time Warner shall not agree to any extension of the maturity of any of the underlying Indebtedness unless the relevant TW Guarantee Obligation is released; or

(i) any allocation of overhead (or other costs or expenses allocated for financial accounting purposes) of Time Warner Entities to the Company and AOL in a manner or in proportions that are inconsistent with the ordinary course of business consistent with past practices, unless such allocation is (i) in connection with a transaction that is otherwise permitted under Section 4.03(b) and such allocation complies with the requirements of Section 4.03(b)(v) or 4.03(b)(vi), as applicable, or (ii) required by a change in GAAP.

SECTION 4.04. Successor Covenants. The covenants set forth in Section 4.03 shall, upon the conversion of the Company into a corporation (the “Conversion Successor Corporation”) pursuant to Section 9.01, be included in the certificate of incorporation of the Conversion Successor Corporation for the benefit of the Google Entities as stockholders thereof with the same terms set forth in Section 4.03 except with such modifications as are necessary for such covenants to apply to a corporation with the same effect that such covenants apply to the Company (the “Successor Covenants”); provided, however, that the Successor Covenants shall terminate upon a Qualified Public Offering or a Qualified Distribution.

SECTION 4.05. Termination. Section 4.03, or the Successor Covenants, shall terminate upon a Qualified Public Offering or a Qualified Distribution.

ARTICLE V

Capital Contributions; New Issuances; Preemptive Rights; Guarantee Fee

SECTION 5.01. Initial Capital Contributions. The limited liability company interest issued to Time Warner under the Original Agreement is hereby canceled. Simultaneous with such cancellation, pursuant to the Contribution Agreement, each Initial Member has made an initial capital contribution to the Company in exchange for the issuance by the Company of Membership Interests to each such Initial Member as set forth on Schedule A.

SECTION 5.02. New Issuances of Equity Capital. Subject to the terms of this Agreement, the Board of Managers may determine the form, timing and terms of any new issuance of equity capital (including Membership Interests) of the Company to any Person and will notify the Members of such decision. Any such Person shall be required to become a party to this Agreement as a Member, and shall have all the rights and obligations of a Member hereunder, by executing an Adoption Agreement in the form of Exhibit A or in such other form that is satisfactory to the Board of Managers; provided, however, that the Google Consent shall be required for any other form of adoption agreement that would be adverse to the interests of the Google Entities as Members of the Company.

SECTION 5.03. Preemptive Rights. (a) Subject to Section 8.01, if the Company or AOL proposes to issue any new Equity Securities of the Company or AOL (“Proposed Issuance”) to any Person (including any Member), the Company shall deliver to each Member a written notice (a “Subscription Notice”) describing the terms of such Proposed Issuance (including a detailed description of the terms, amount and price of the Equity Securities proposed to be issued, and other material terms, conditions and limitations of such Proposed Issuance) at least 60 calendar days prior to the closing date of such Proposed Issuance (the “Subscription Period”). Notwithstanding the foregoing, no Member shall be entitled to exercise participation rights under this Section 5.03 if the consideration for the Proposed Issuance is (i) all or substantially all of the assets of an operating business or (ii) Equity Securities that in the aggregate convey a majority of the ordinary voting power of an entity all or substantially all of the assets of which are utilized in an operating business.

(b) Each Member shall have the option, exercisable at any time during the first 45 calendar days of the Subscription Period by delivering a written notice (a “Participation Notice”) to the Company within such 45 day period, to subscribe for any amount of such Equity Securities up to such Member’s existing Percentage Interest of the Equity Securities proposed to be issued in the Proposed Issuance on the same terms and conditions and subject to the same agreements and for the same consideration, as those of the Proposed Issuance (subject to the exceptions indicated in Sections 5.03(c) and 5.03(d)).

(c) If, subject to the last sentence of Section 5.03(a), the consideration to be paid in the Proposed Issuance includes consideration other than cash, only the Google Entities shall be entitled to exercise participation rights under this Section 5.03 and may elect to pay the cash equivalent value of such non-cash consideration for the Equity Securities. The cash equivalent value of the non-cash consideration will be determined as follows:

(i) In the event that such non-cash consideration consists of any publicly-traded securities, such securities shall be valued as follows: (A) if the securities are then traded on an Eligible Exchange (or a similar national quotation system), then the value of the securities shall be deemed to be the VWAP of the securities on such exchange or system over the 10 trading day period ending five trading days prior to the closing of the Proposed Issuance; and (B) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the VWAP of the securities over the 10 trading day period ending five trading days prior to the closing of the Proposed Issuance. The Subscription Notice shall contain an estimate of the value to be determined in accordance with the terms of this Section 5.03(c)(i), which estimate shall be based on the same methodology described in this Section 5.03(c)(i), except that the references to “prior to the closing of the Proposed Issuance” shall be substituted with “prior to the date of the Subscription Notice” (and the Subscription Notice shall clearly state that such price is an estimate on that basis, and that any participation decisions evidenced by Participation Notices shall be deemed to include an agreement to participate on the basis of a value determined in accordance with this Section 5.03(c)(i) rather than the estimate used for the Subscription Notice).

(ii) Otherwise, the value of such non-cash consideration shall be determined by a nationally recognized investment banker or appraiser retained by the Board of Managers of the Company.

(d) Notwithstanding anything to the contrary contained herein, (i) if the terms and conditions of the Proposed Issuance include in any material respect any non financial requirements which would be impracticable for a Member to satisfy, then such Member will not be required to satisfy such terms and conditions; and (ii) if a Member delivers a Participation Notice within the 45 day period described in Section 5.03(b) electing to subscribe for any amount of the Equity Securities that are the subject of the Proposed Issuance, but due to required regulatory approvals or consents necessary to consummate the transaction such Member cannot lawfully purchase such Equity Securities by the date specified in the Subscription Notice, such Member and the Company shall use reasonable efforts to obtain all regulatory approvals and consents to consummate the closing of the purchase of the Equity Securities as soon as practicable and in any event within one year after receipt of the Subscription Notice.

(e) Notwithstanding the foregoing, if one or more Members does not deliver a Participation Notice to the Company within the first 45 days of the Subscription Period, the Company may issue any such Equity Securities that are not subject to a Participation Notice to any Person on the same terms and conditions, subject to the same agreements and for the same consideration, as those set forth in the Subscription Notice.

(f) This Section 5.03 shall terminate in the event of a Qualified Public Offering or a Qualified Distribution.

SECTION 5.04. Guarantee Fee. On April 15 of each year, commencing April 15, 2007, Time Warner shall pay an annual fee to the Company equal to 0.25% of the aggregate principal amount of outstanding Indebtedness of Time Warner or any Affiliate of Time Warner (other than an AOL Entity) that is guaranteed by a TW Guarantee Obligation for the 12 months ended on the immediately preceding March 31 (which payment shall be based on a weighted average month-end aggregate principal amount of such outstanding Indebtedness during such 12-month period). Time Warner shall not be entitled to any additional Membership Interests or other consideration for any such payment.

ARTICLE VI

Distributions; Assets Sales

SECTION 6.01. Distributions. Subject to Section 4.03(a), Sections 18-607 and 18-804 of the Delaware Act and other applicable law, the Board of Managers may declare Distributions to the Members in proportion to their respective Percentage Interest, at such times as it deems appropriate, in its sole discretion.

SECTION 6.02. Withholding. Notwithstanding anything in this Agreement to the contrary, the Company is authorized to take any and all actions that are necessary or appropriate to ensure that the Company satisfies any and all withholding and tax payment obligations under Section 1441, 1442, 1445 or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, the Company may withhold any amount that it determines is required by law to be withheld from Distributions to any Member. Any such withheld amounts shall be timely paid over to the appropriate taxing authority. Each Member will timely provide any certification or file any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company, and shall indemnify the Company for any withholding tax liability imposed on the Company with respect to such Member, except for any penalties or interest resulting from the Company’s negligent failure to withhold or pay over amounts withheld.

SECTION 6.03. Asset Sales. If either the Company or AOL Transfers all or substantially all of its assets, subject to Sections 18-607 and 18-804 of the Delaware Act, the Board of Managers will cause the Company to make a Distribution to the Members in proportion to their respective Percentage Interests of the consideration received from such Transfer. Notwithstanding the foregoing or Section 6.01 (but subject to Sections 18-607 and 18-804 of the Delaware Act, as applicable), such Distribution to the Google Entities shall be equal to the product of (A) the gross proceeds of such Transfer (after deduction of expenses of sale and any amounts necessary to discharge retained liabilities (other than any liabilities for income taxes resulting from such asset Transfer) required to be paid out of such proceeds) and (B) the Percentage Interest of the Google Entities.

ARTICLE VII

Transfer of Membership Interests; Tag-Along Rights; Drag-Along Rights; Sale of AOL Audience Business

SECTION 7.01. Transfer of Membership Interests Generally. Except for a Transfer specifically permitted by this Agreement, a Member may not, directly or indirectly, Transfer any Membership Interests held by such Member without the written consent of the other Members. To the fullest extent permitted by applicable law, any purported Transfer of Membership Interests in breach of this Agreement shall be null and void, and neither the Company nor the Members shall recognize the same, whether for the purpose of making Distributions or otherwise. Any Member who Transfers or attempts to Transfer any Membership Interests except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom.

SECTION 7.02. Effect of Permitted Transfer. Any Transfer of a Membership Interest that complies with this Agreement shall be effective to assign the right to become a Member, and, without the need for any action or consent of any other Person, a transferee of such Membership Interest shall automatically be admitted as a Member upon its execution of an Adoption Agreement. As a condition to the Company’s obligation to effect a Transfer permitted hereunder, any transferee of Membership Interests shall be required to become a party to this Agreement as a Member, and shall have all the rights and obligations of a Member hereunder, by executing an Adoption Agreement in the form of Exhibit A or in such other form that is satisfactory to the Board of Managers.

SECTION 7.03. Securities Law Matters. Each Member understands that the Company has not registered the Membership Interests under any United States Federal or state securities or blue sky laws. No Member shall Transfer any Membership Interest at any time if such action would constitute a violation of any United States Federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Membership Interests under any such laws or a breach of any undertaking or agreement of a Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder, and the Company shall not Transfer upon its books any Membership Interests unless prior thereto the Company has received (or the Board of Managers has waived in writing the requirement that the Company receive) an opinion of counsel in form and substance reasonably satisfactory to the Company that such transaction is in compliance with this Section 7.03. Any certificate representing a Membership Interest shall bear appropriate legends restricting the sale or other Transfer of such Membership Interest in accordance with applicable United States Federal or state securities or blue sky laws and in accordance with the provisions of this Agreement.

SECTION 7.04. Transfers by a Google Entity. (a) Permitted Transfers to Wholly Owned Subsidiaries. Any Google Entity may at any time Transfer all or any part of its Membership Interests to any Person that is (directly or indirectly) wholly owned by Google (other than director’s qualifying shares); provided, however, that if at any time subsequent to such Transfer any such Person ceases to be wholly owned (directly or indirectly) by Google, then such Person shall automatically cease to be a Member (whether for the purpose of making Distributions or otherwise) and all Membership Interests held by such Person shall be deemed to be automatically Transferred back to Google or such other Google Entity that is (directly or indirectly) wholly owned by Google as may be designated by Google.

(b) Permitted Transfer Upon Sale of Audience Business. If the Company effects an Audience Business Transfer to any Person(s) (other than any direct or indirect wholly-owned subsidiary of the Company), each of the Google Entities acting together shall thereafter have the right, subject to the terms of Section 7.04(c), to Transfer in a private placement to not more than 15 Financial Investors (provided that for purposes of determining the number of Financial Investors, any affiliated investor entities shall be treated as a single Financial Investor) all (but not less than all) of the Membership Interests then held by all Google Entities. The Google Entities may provide prospective Financial Investor transferees with the information previously delivered to the Google Entities pursuant to Section 9.07, subject to customary confidentiality agreements.

(c) Right of First Refusal In Favor of Time Warner Entities.

(i) Prior to consummation of any proposed Transfer contemplated in Section 7.04(b) (a “Proposed Transfer”), each Google Entity shall make a written offer to Transfer all (but not less than all) of such Membership Interests to each Time Warner Entity on the same terms and conditions, subject to the same agreements and for the same consideration, as proposed to be Transferred to such Financial Investors in the Proposed Transfer (the “First Refusal Notice”). A written notice delivered by Google to Time Warner shall be deemed to constitute delivery of a First Refusal Notice to all of the Time Warner Entities. Such First Refusal Notice must identify the proposed Financial Investor transferees.

(ii) Each Time Warner Entity (acting alone or in concert with any other Time Warner Entity) shall have 30 calendar days from the delivery of the First Refusal Notice to notify each Google Entity of its acceptance of such offer. If the Time Warner Entities do not notify the Google Entities of their acceptance in full of the offer to purchase all (but not less than all) of such Membership Interests within such 30 day period, the Google Entities shall thereafter have the right to Transfer such Membership Interests to such Financial Investors in accordance with Section 7.04(b) at a cash purchase price no less than the cash price offered to each Time Warner Entity in the First Refusal Notice and on such other terms and conditions that are not more favorable to such Financial Investors than those offered to each Time Warner Entity.

SECTION 7.05. Transfers by a Time Warner Entity. (a) Any Time Warner Entity may at any time Transfer all or any part of its Membership Interests to any Person, subject to the terms, conditions and limitations of this Agreement.

(b) Tag Along Rights of Google Entities. If a Time Warner Entity proposes to Transfer any Membership Interests in a Tag Along Sale, any Google Entity may, at its option, elect to exercise its rights under this Section 7.05(b).

(i) In the event of a proposed Tag Along Sale, such Time Warner Entity (or Time Warner on its behalf) shall deliver to each Google Entity: (A) a written notice of the terms and conditions of such Tag Along Sale (a “Tag Along Notice”) and offer each Google Entity the opportunity to participate in such Tag Along Sale on the same terms and conditions, subject to the same agreements and for the same consideration, as such Time Warner Entity, (B) the purchase agreement (or similar instrument of transfer), including all attachments and schedules, that is the subject of such Tag Along Sale and (C) a summary of the material terms of any other proposed contemporaneous or related commercial or similar arrangements between any Time Warner Entity (or any Affiliate of Time Warner, other than the Company and any direct or indirect subsidiary of the Company) and the proposed transferee in such Tag Along Sale, subject to customary confidentiality agreements. The consideration stated in the Tag Along Notice shall not be conclusive to the extent that there exists any such arrangements that constitute a transfer of value from the proposed transferee in such Tag Along Sale to the relevant Time Warner Entity (or Affiliate). In such event, the consideration to be paid for the Membership Interests of any Google Entity shall take into account the value to the relevant Time Warner Entity (or Affiliate) of such arrangements (applied pro rata based on the total number of Membership Interests outstanding), as determined by a nationally recognized investment banker or appraiser retained by the Board of Managers.

(ii) From the date of the delivery of all of the information described in Section 7.05(b)(i)(B), until the date that is 30 calendar days thereafter (the “Tag Along Election Period”), each Google Entity shall have the right, exercisable by written notice delivered by such Google Entity to such Time Warner Entity within such Tag Along Election Period, to request that such Time Warner Entity include in the Tag Along Sale the number of Membership Interests as is specified in such notice; provided, however, that if the aggregate number of Membership Interests proposed to be sold by such Time Warner Entity and each participating Google Entity in the Tag Along Sale exceeds the number of Membership Interests that can be sold on the terms and conditions set forth in the Tag Along Notice, then only the Tag Along Portion of Membership Interests held by such Time Warner Entity and each participating Google Entity shall be sold pursuant to the Tag Along Sale. All out of pocket costs and expenses incurred by each Google Entity in connection with a Tag Along Sale shall be paid by such Google Entity. In connection with any Tag Along Sale, the closing of the sale of Membership Interests held by any Time Warner Entity and the closing of the sale of Membership Interests held by any participating Google Entity shall each occur on the same date.

(iii) The closing of the sale of such Membership Interests of the Time Warner Entity (and, if applicable, the Google Entities) in the transaction described in the Tag Along Notice must occur within 90 calendar days from the date of the Tag Along Notice, and if such closing does not occur within such 90 day period, the Time Warner Entity may not Transfer such Membership Interests without complying again in full with the provisions of this Section 7.05(b), including but not limited to delivering a new Tag Along Notice; provided, however, that the passage of such 90-day period shall be extended to the extent necessary to obtain all necessary regulatory approvals applicable to the Tag Along Sale and tolled for any part thereof during which any party to the Tag Along Sale shall be subject to a nonfinal order, decree, ruling or action relating to the receipt of regulatory approvals applicable to the Tag Along Sale.

(iv) Notwithstanding the foregoing, any Time Warner Entity that delivers a Tag Along Notice pursuant to this Section 7.05(b) may at any time prior to consummation of a Tag Along Sale terminate the proposed sale and the related tag along rights of the Google Entities.

(c) Drag Along Burden of Google Entities. If one or more Time Warner Entities proposes to effect a Drag Along Sale, such Time Warner Entity(ies) may, at their option, require any Google Entity holding Membership Interests to Transfer in such Drag Along Sale its respective Drag Along Portion of the Membership Interests then held by such Google Entity on the same terms and conditions, subject to the same agreements and for the same consideration, as such Time Warner Entity pursuant to the terms of this Section 7.05(c).

(i) In the event of a proposed Drag Along Sale, the Time Warner Entities that are parties to such sale (or Time Warner on their behalf) shall provide to each Google Entity not later than the 30th day prior to the proposed Drag Along Sale: (A) a written notice of the terms and conditions of such Drag Along Sale (a “Drag Along Notice”) together with a statement asserting each Google Entities’ obligation to participate in such Drag Along Sale on the same terms and conditions, subject to the same agreements and for the same consideration, as such Time Warner Entity, (B) the purchase agreement (or similar instrument of transfer), including all attachments and schedules, that is the subject of such Drag Along Sale and (C) a summary of the material terms of any other proposed contemporaneous or related commercial or similar arrangements between any Time Warner Entity (or any Affiliate of Time Warner, other than the Company and any direct or indirect subsidiary of the Company) and the proposed transferee in such Drag Along Sale, subject to customary confidentiality agreements. The consideration stated in the Drag Along Notice shall not be conclusive to the extent that there exists any such arrangements that constitute a transfer of value from the proposed transferee in such Drag Along Sale to the relevant Time Warner Entity (or Affiliate). In such event, the consideration to be paid for the Membership Interests of any Google Entity shall take into account the value to the relevant Time Warner Entity (or Affiliate) of such arrangements (applied pro rata based on the total number of Membership Interests outstanding), as determined by a nationally recognized investment banker or appraiser retained by the Board of Managers.

(ii) Each Google Entity that receives a Drag Along Notice shall be required to participate in the Drag Along Sale on the terms and conditions set forth in the Drag Along Notice (subject to Section 7.05(c)(iii)); provided, however, that notwithstanding anything to the contrary contained herein, no Google Entity shall be subject to the provisions of this Section 7.05(c) if in the Drag Along Sale the Google Entity: (A) is required to make any representations or warranties in such Drag Along Sale other than as to such Google Entity’s ownership and authority to sell, free of liens, claims and encumbrances, the Membership Interests proposed to be sold by such Google Entity, and as to the due authorization, execution, delivery and enforceability of the definitive documents entered into by such Google Entity in connection with such Drag Along Sale; (B) is required to be subject to an obligation for indemnification or other liability that is in excess of either (I) the aggregate purchase price that the Google Entity actually receives in such transaction or (II) the obligation for indemnification or other liability applicable to the Time Warner Entities in the Drag Along Sale (as appropriately adjusted for the relative portion of the Drag Along Sale that is represented by the Drag Along Portion); or (C) is subject to any obligations that are materially different and adverse as compared to any Time Warner Entities in such transaction. All out of pocket costs and expenses incurred by any Google Entity in connection with a Drag Along Sale shall be paid by such Google Entity. In connection with any Drag Along Sale, the closing of the sale of Membership Interests held by any Time Warner Entity and the closing of the sale of Membership Interests held by any Google Entity shall each occur on the same date.

(iii) Notwithstanding the foregoing, any Time Warner Entity that delivers a Drag Along Notice pursuant to this Section 7.05(c) may at any time prior to consummation of a Drag Along Sale terminate the proposed sale and any concomitant drag along obligations of the Google Entities.

(d) For the purpose of Sections 7.05(b) and 7.05(c) (and the defined terms used therein), any Transfer of any direct or indirect equity interest in any Time Warner Entity (other than Time Warner), or any issuance by any Time Warner Entity (other than Time Warner) of any equity interest, shall be deemed a Transfer by such Time Warner Entity of a pro rata portion of the Membership Interests held by any direct or indirect subsidiary of such Time Warner Entity that directly or indirectly holds any Membership Interests. For purposes of this Section 7.05, a merger, consolidation, combination or similar transaction involving a Person (other than Time Warner) shall be deemed to effect a Transfer of the equity interests therein by the holders thereof, and any such proposed transaction shall be deemed to be a proposed Transfer of the equity interests therein by the holders thereof. For purposes of this Section 7.05, any transfer of voting power or dispositive power over any equity interests shall be deemed to be a Transfer of such equity interests.

SECTION 7.06. Company IPO; Distributions. In the event of a Qualified Public Offering or a Qualified Distribution, the provisions of Sections 7.01, 7.04 and 7.05 shall terminate.

ARTICLE VIII

Transfers to Specified Purchasers; Buy-Out Rights and Related Matters

SECTION 8.01. Transfers to Specified Purchasers. (a) If (i) any Time Warner Entity proposes to Transfer any Membership Interests or securities convertible into, exchangeable for or exercisable for any Membership Interests or any other rights to acquire any Membership Interests (an “Equity Interest”) to a Specified Purchaser, (ii) the Company proposes to issue or Transfer any Equity Interest to a Specified Purchaser or (iii) the Company proposes to Transfer to a Specified Purchaser any Equity Interest in AOL or in any direct or indirect subsidiary of the Company that holds any Equity Interest in AOL or any securities convertible into or exercisable for such Equity Interests or any other rights to acquire any such Equity Interests, then such Time Warner Entity or the Company, as the case may be, shall provide written notice of the terms and conditions of such proposal (including the proposed Transfer or issuance price) to each Google Entity and each Google Entity shall have the right to object to any such Transfer or issuance for a period of 30 calendar days following receipt of such notice by providing written notice thereof to such Time Warner Entity or the Company, as the case may be, within such 30-day period.

(b) If any Google Entity makes an objection in accordance with Section 8.01(a), then such Time Warner Entity or the Company, as the case may be, shall not have the right to engage in such Transfer or issuance unless, prior to such Transfer or issuance, a Time Warner Entity purchases (or causes to be purchased) all (but not less than all) of the Membership Interests then held by all Google Entities at the price per

Membership Interest determined in accordance with Section 8.04. The relevant Time Warner Entity or the Company, as the case may be, shall promptly provide written notice of any Google Entity objection (a “Specified Purchaser Notice”) to each Member.

(c) For the purpose of this Section 8.01 (and the defined terms used herein), any Transfer of any direct or indirect Equity Interest in any Time Warner Entity (other than Time Warner), or any issuance by any Time Warner Entity (other than Time Warner) of any Equity Interest, to a Specified Purchaser shall be deemed a Transfer by such Time Warner Entity of its Membership Interests to such Specified Purchaser. For purposes of this Section 8.01, a merger, consolidation, combination or similar transaction involving a Person (other than Time Warner) shall be deemed to have effected a Transfer of the equity interests therein by the holders thereof, and any such proposed transaction shall be deemed to be a proposed Transfer of the equity interests therein by the holders thereof. For purposes of this Section 8.01, any transfer of voting power or dispositive power over any equity interests shall be deemed to be a Transfer of such equity interests.

(d) Notwithstanding the foregoing, the provisions of this Section 8.01 shall not apply in the event of any Transfer of 100% of the outstanding Membership Interests to any Person; provided, however, that a Time Warner Entity shall provide written notice to each Google Entity five calendar days in advance of the signing of any definitive agreement providing for any such Transfer to a Specified Purchaser.

(e) This Section 8.01 shall terminate upon consummation of a Transfer of Membership Interests by the Google Entities pursuant to Section 7.04(b).

SECTION 8.02. Time Warner Change of Control. (a) If any Person proposes to consummate any transaction or series of transactions that will result in a Change of Control of Time Warner in favor of any Specified Purchaser (a “Change of Control Transaction”), then a Time Warner Entity shall provide written notice of such proposal (a “Change of Control Notice”) to each Google Entity and each Google Entity shall have the right to require a Time Warner Entity to purchase (or cause to be purchased) all (but not less than all) of the Membership Interests then held by all Google Entities in accordance with Section 8.04. In order to exercise its rights under this Section 8.02, any such Google Entity must deliver a written notice thereof (a “Change of Control Demand Notice”) to each Time Warner Entity within 30 calendar days of receipt by such Google Entity of a Change of Control Notice. For the avoidance of doubt, a Change of Control Transaction may be consummated at any time after a Change of Control Notice is delivered to each Google Entity pursuant to this Section 8.02.

(b) This Section 8.02 shall terminate upon consummation of a Transfer of Membership Interests by the Google Entities pursuant to Section 7.04(b).

SECTION 8.03. Google IPO Demand Right. If any Google Entity makes an “IPO Demand” (as such term is defined in the Google Registration Rights Agreement), then any Time Warner Entity shall be entitled to purchase (or cause to be purchased) all (but not less than all) of the Membership Interests then held by all Google Entities in accordance with Section 8.04 (the “IPO Call Right”). In order to exercise the IPO Call

Right under this Section 8.03, any such Time Warner Entity must deliver a written notice thereof (a “Company IPO Notice”) to each Google Entity at any time after the IPO Demand and prior to the effectiveness of the registration statement filed in connection with such IPO Demand.

SECTION 8.04. Appraisal Process, etc. In the event of the proposed purchase of all (but not less than all) of the Membership Interests then held by all Google Entities pursuant to Section 8.01, 8.02 or 8.03:

(a) Within five Business Days of delivery of a Specified Purchaser Notice, a Change of Control Demand Notice or a Company IPO Notice in accordance with this Article VIII: (i) a Time Warner Entity designated by the Time Warner Entities (the “Time Warner Designee”) will select a nationally recognized investment banker or appraiser (the “First Appraiser”) and (ii) a Google Entity designated by the Google Entities (the “Google Designee”) will select a nationally recognized investment banker or appraiser (the “Second Appraiser”). The First Appraiser, the Second Appraiser and the Third Appraiser (as defined below) are referred to herein individually as an “Appraiser” and collectively as the “Appraisers.” The date when the First Appraiser and the Second Appraiser have been identified is referred to herein as the “Start Date.” The Time Warner Entities and the Google Entities will (and the Time Warner Entities will cause the Company and AOL and their respective officers, representatives and Affiliates to): (1) cooperate with any Appraisers appointed under this Section 8.04, (2) provide the same non-public information regarding the Company to all of the Appraisers, (3) provide to each such Appraiser the information on Schedule B, (4) provide to each such Appraiser the information that the Appraisers mutually agree in writing is necessary for a determination of Fair Market Value and (5) provide to each such Appraiser any information regarding the Company that either Appraiser reasonably requests; provided, however, that (x) each such Appraiser must enter into a suitable confidentiality agreement, (y) no Person shall be required to make available pursuant to clause (5) above any information not maintained and collected by an AOL Entity in the ordinary course of its business or to deliver information in any format not used by an AOL Entity in the ordinary course of its business and (z) no Time Warner Entity shall have any obligation to deliver any information regarding the Company that has been prepared by a Time Warner Entity.

(b) Within 30 calendar days of the Start Date, the First Appraiser and the Second Appraiser will each determine its preliminary view of the Fair Market Value. On or prior to the 45th calendar day after the Start Date, the First Appraiser and the Second Appraiser will each deliver to each of the Time Warner Designee and the Google Designee its written report concerning the Fair Market Value (the “Initial Reports”).

(i) If the higher Fair Market Value set forth in the Initial Reports determined under this Section 8.04(b) (the “High Value”) is not more than 110% of the lower Fair Market Value determined under this Section 8.04(b) (the “Low Value”), then the Fair Market Value will be the average of the High Value and the Low Value.

(ii) If the High Value is more than 110% of the Low Value, then, not more than 60 calendar days after the Start Date, the First Appraiser and the Second Appraiser

will together designate another nationally recognized investment banker or appraiser (the “Third Appraiser”), who will make a determination between the High Value and the Low Value as to which of them is closer to the Third Appraiser’s estimate of the Fair Market Value. The Third Appraiser’s choice between the High Value and the Low Value (the “Third Value”) shall be the Fair Market Value, and will be presented in the Third Appraiser’s written report (the “Third Report”) to each of the Time Warner Entities and the Google Entities not more than 30 calendar days after the Third Appraiser is designated.

(iii) The Time Warner Designee shall pay the fees and expenses of the First Appraiser. The Google Designee shall pay the fees and expenses of the Second Appraiser. The Company shall pay the reasonable fees and expenses of the Third Appraiser. The Fair Market Value determined by the procedures outlined in this Section 8.04(b) shall be final and binding upon the parties for purposes of the transaction that triggered such procedures under Section 8.01, 8.02 or 8.03 (as applicable) and may not be challenged by any party absent fraud.

(c) The relevant Time Warner Entity shall determine in its sole discretion whether to use cash or common stock of Time Warner (or a combination of cash and common stock of Time Warner; provided, however, that common stock shall constitute at least 75% of any such combination) for a purchase pursuant to Section 8.01, 8.02 or 8.03; provided, however, that such Time Warner Entity may only elect to pay with common stock of Time Warner if the issuance of such common stock of Time Warner is registered on an effective registration statement filed with the Securities and Exchange Commission such that such common stock is freely tradable by the Google Entities under the Securities Act on an Eligible Exchange in accordance with this Article VIII. Such determination shall be made by written notice to the Google Entities (i) in the case of Section 8.01 or 8.02, by the later of (A) three Business Days prior to the consummation of the Transfer or issuance to a Specified Purchaser or the Change of Control Transaction, as the case may be, that is giving rise to the purchase, and (B) two Business Days following the final determination of Fair Market Value in accordance with Section 8.04 and (ii) in the case of Section 8.03, within two Business Days of the final determination of Fair Market Value in accordance with this Section 8.04. If the relevant Time Warner Entity fails to make such determination, the purchase price shall be payable all in cash. If the relevant Time Warner Entity determines to pay using common stock of Time Warner, such common stock shall be valued at the Time Warner Share Price as of the date that is six Business Days prior to the date of the closing of such purchase.

(d) The closing of any purchase (i) under Section 8.01 or 8.02 shall occur on the later of (A) the day of consummation of the Transfer or issuance to a Specified Purchaser or the Change of Control Transaction, as the case may be, that is giving rise to the purchase, and (B) 10 calendar days following final determination of Fair Market Value (if any portion of the purchase price is being paid in common stock of Time Warner) and three Business Days following final determination of Fair Market Value (if the purchase price is being paid in cash) and (ii) under Section 8.03 shall occur within 10 calendar days following final determination of Fair Market Value (if any portion of the purchase price is being paid in common stock of Time Warner) and three Business Days following final determination of Fair Market Value (if the purchase price is being paid in cash); provided, however, that if the purchase price is being paid with a combination of cash and common stock, the closing of the purchase shall be bifurcated so that the respective closing dates for the cash and common stock portions of the purchase price, and the transfer of a pro rata portion of the total number of Google Membership Interests being sold, occur in accordance with the applicable time periods set forth above. At the closing, each Google Entity shall transfer the requisite number of its Membership Interests to the relevant Time Warner Entity or its designees, and the relevant Time Warner Entity shall (1) deliver to each Google Entity the requisite number of duly authorized, fully paid and nonassessable shares of common stock of Time Warner that have been registered pursuant to a registration statement that has been declared effective under the Securities Act (the “Registration Statement”) and which are freely tradable on an Eligible Exchange and Time Warner and the relevant Time Warner Entity shall make to each of the Google Entities the representations and warranties set forth on Exhibit B and (2) make (or cause to be made) the requisite cash payment to each Google Entity. Notwithstanding anything to the contrary in this Agreement, if the relevant Time Warner Entity has determined to use common stock of Time Warner for a purchase pursuant to Section 8.01, 8.02 or 8.03, but the closing of such purchase does not occur by the last day of the applicable period set forth in this Section 8.04(d) (the “Payment Date”), then on the Payment Date the relevant Time Warner Entity shall pay cash for such Membership Interests.

(e) The relevant Time Warner Entity shall pay (or cause to be paid) (i) all customary expenses in connection with the preparation, filing and declaration of effectiveness of the Registration Statement (including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements for counsel to the Time Warner Entities, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration) and (ii) all out of pocket expenses incurred by the Google Entities (including reasonable fees and disbursements for one special counsel for the Google Entities, reasonable brokerage and underwriting fees or commissions and market rate hedging costs, but excluding any taxes) associated with the sale and hedging by any Google Entity of the common stock of Time Warner received pursuant to this Section 8.04 in an amount not to exceed (A) the lesser of (x) $10,000,000 and (y) 1.0% of the Time Warner Share Price multiplied by the number of shares of common stock of Time Warner received pursuant to this Section 8.04 or (B) if the Google Entity sells or hedges less than all of the common stock of Time Warner received pursuant to this Section 8.04, the pro rata portion of the amount determined pursuant to clause (A).

(f) In the event of a proposed purchase pursuant to Section 8.01 or 8.02, at any time prior to the consummation thereof the proposed Transfer or issuance to a Specified Purchaser or the Change of Control Transaction, as the case may be, that is giving rise to the purchase may be terminated without liability to any Google Entity, whereupon the related purchase rights and obligations under Section 8.01 or 8.02 shall terminate with respect to such transaction, but such related purchase rights shall continue to apply with respect to any future transactions. At any time prior to delivery of a Company IPO Notice, the Google Entities may withdraw their request for registration prior to the effectiveness of the registration statement filed in connection with such IPO Demand without liability to any Time Warner Entity, whereupon the related purchase rights and obligations under Section 8.03 shall terminate with respect to such IPO Demand, but such related purchase rights shall continue to apply with respect to any future IPO Demand.

SECTION 8.05. Company IPO; Distributions. The provisions of this Article VIII (other than this Section 8.05) shall terminate immediately prior to a Qualified Public Offering or Qualified Distribution.

ARTICLE IX

Certain Other Matters

SECTION 9.01. Conversion of the Company to a Corporation. Without the need for any action or consent of any Member, the Board of Managers shall have the right to authorize the conversion of the legal form of the Company to a corporation in accordance with Section 18-216 of the Delaware Act in the event of a (a) Qualified Public Offering or (b) Qualified Distribution. In connection with any such Qualified Public Offering or Qualified Distribution, the Members will be entitled to receive common stock of the Company in exchange for their Membership Interests in the same proportions as their respective Membership Interests immediately prior to such Qualified Public Offering or Qualified Distribution. The Members and the Company intend any conversion of the Company to a corporation under the Delaware Act to qualify as a reorganization under Section 368(a)(1)(F) of the Code. Neither the Company nor any Member shall take any position inconsistent with such characterization on any return or filing or otherwise with any taxing authority unless otherwise required by applicable law.

SECTION 9.02. Sale of AOL. If the Company Transfers to any unaffiliated Person 100% of its Equity Interests in AOL (provided that such Transfer is in compliance with the requirements of this Agreement), Sections 4.03(b), 4.03(c), 4.03(d), 4.03(e), 4.03(g), 5.03, 7.04(b), 8.01(a)(iii) and 9.07 (but not Section 6.03), to the extent applicable to AOL, shall become void and have no effect with respect to AOL.

SECTION 9.03. Dissolution. The Company shall dissolve upon the first to occur of the following: (a) subject to Section 3.04(b) and to any applicable Google Consent requirements of Section 4.03(e), the approval of the Members then holding a majority of the outstanding Membership Interests to dissolve the Company; (b) at any time there are no Members unless the Company is continued without dissolution in accordance with the Delaware Act; and (c) the entry of a decree of dissolution under Section 18-802 of the Delaware Act. The Company shall terminate when all its assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in Article VI and the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

SECTION 9.04. Liquidation. (a) Subject to the applicable Google Consent requirements of Section 4.03(e), following dissolution pursuant to Section 9.03, all the business and affairs of the Company shall be liquidated and wound up. The Board of Managers shall act as liquidating trustee and wind up the affairs of the Company pursuant to this Agreement.

(b) The proceeds of the liquidation of the Company will be distributed (i) first, to creditors of the Company (including Members who are creditors), to the extent otherwise permitted by law in satisfaction of all the Company’s debts and liabilities (whether by payment or by making reasonable provision for payment thereof), and (ii) second, to each Member in accordance with the principles of Section 6.03.

SECTION 9.05. Resignation. Other than by Transferring in accordance with this Agreement all its Membership Interests, a Member may not resign from the Company.

SECTION 9.06. Tax Matters. It is the intention of the Members that the Company be treated as a corporation for U.S. tax purposes. The Company shall make a timely election to classify the Company as a corporation for U.S. Federal income tax purposes in accordance with the provisions of Treasury Regulation Section 301.7701-3, effective no later than the date hereof. Neither the Company nor any Member shall take any position inconsistent with treating the Company as a corporation for United States Federal, state and local income tax purposes unless otherwise required by applicable law.

SECTION 9.07. Google Information Rights. (a) Quarterly Financial Statements. The Company shall deliver to each Google Entity, within 60 calendar days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year):

(i) an unaudited balance sheet as at the end of such quarter; and

(ii) an unaudited income statement and statement of cash flows for such quarter and fiscal year to date;

for the Company and its subsidiaries (on a consolidated basis), excluding footnotes thereto, setting forth in each case, in comparative form, the financial statement for the corresponding period in the previous fiscal year (provided that such comparative financial statements need only be included for the quarterly periods beginning after January 1, 2006), all prepared in accordance with GAAP (applicable to non-public companies) consistently applied and Time Warner’s published accounting policies, subject to changes resulting from normal year-end adjustments (that are not expected to be material in amount or significance).

(b) Annual Financial Statements. The Company shall deliver to each Google Entity, within 90 days after the end of each fiscal year of the Company:

(i) an unaudited balance sheet as at the end of such year; and

(ii) an unaudited income statement and statement of cash flows for such year;

for the Company and its subsidiaries (on a consolidated basis), including any footnotes thereto, prepared in accordance with GAAP (applicable to non-public companies)

consistently applied and Time Warner’s published accounting policies (except as otherwise disclosed in the footnotes).

(c) Reconciliation Reports. The Company shall deliver to each Google Entity, simultaneously with the delivery of the financial statements described in Sections 9.07(a) and 9.07(b), a report that reconciles the information contained in such financial statements to the segment disclosures relating to the Company’s operations that Time Warner reports in its filings with the Securities and Exchange Commission on Forms 10-K and 10-Q.

(d) Summary Financial Projections. The Company shall deliver to each Google Entity, as soon as practicable, but in any event when provided to the board of directors of Time Warner or the Board of Managers of the Company, the summary financial projections of the Company (and AOL) that are included in the annual operating or business plan presented to the board of directors of Time Warner or the Board of Managers of the Company, for (at least) the next fiscal year and, as soon as presented to the board of directors of Time Warner or the Board of Managers of the Company, any revised summary financial projections of the Company (and AOL) and, if applicable, any versions of such financial projections that are approved by the board of directors of Time Warner or the Board of Managers of the Company if different from those presented to the board of directors of Time Warner or the Company that have previously been furnished to the Google Entities.

(e) Affiliate Transactions. The Company shall deliver to each Google Entity, within 90 days after the end of each fiscal year of the Company, an annual report summarizing the value of any transaction or agreement (or related series of transactions or agreements) described under Section 4.03(b)(vi) the value of which exceeds $5,000,000.

(f) Company IPO; Distributions. The provisions of this Section 9.07 shall terminate upon a Qualified Public Offering or a Qualified Distribution.

(g) Inspection Rights. Each Google Entity or its duly authorized representatives shall have the right, during normal business hours and upon seven Business Days prior written notice to the Company, to inspect and copy the Company’s books and records at the requesting Google Entity’s expense; provided that (i) the Company shall not be required to make available materials that the Company reasonably determines would, if made available, pose a material competitive risk to the Company if disclosed to such Google Entity; provided that the Company delivers a written certification of such determination to the requesting Google Entity together with a general description of the nature of the materials withheld and the nature of the competitive risk; and (ii) such inspection may be requested by a Google Entity only for the purpose of determining compliance with the terms of this Agreement.

(h) Limitation on Other Rights. The rights of the Google Entities under this Section 9.07 are to the exclusion of any other rights to information that may be available to the Google Entities under the Delaware Act (including pursuant to

Section 18-305 of the Delaware Act) or common law in their capacities as Members of the Company.

(i) Transfer of Information Rights to Financial Investors. Notwithstanding any other provision of this Section 9.07, Financial Investors that are Transferred Membership Interests pursuant to Section 7.04(b) shall be entitled to delivery of information under this Section 9.07; provided, that only Financial Investors that are Transferred 20% or more of the Membership Interests then held by all Google Entities pursuant to Section 7.04(b) shall be entitled to delivery of information under Section 9.07(d) and 9.07(e) or inspection rights under Section 9.07(g) (for the avoidance of doubt, no other Financial Investor described under Section 7.04(b) shall be entitled to delivery of such information or such inspection rights, as applicable, whether by virtue of its status as a Member or otherwise).

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(a) if given to the Company, to the following address (and fax number):

AOL Holdings LLC c/o AOL LLC

22000 AOL Way

Dulles, VA 20166

Attention: General Counsel

                SVP Mergers and Acquisitions

Fax: (703) 265-1105

(b) if given to any Member, to the person and at the address (and, if applicable, fax number) set forth opposite its name on Schedule A, or at such other address (and, if applicable, fax number) as such Member may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile, (ii) on the delivery date if delivered personally to the party to whom the same is directed, (iii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iv) five (5) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available addressed to the receiving party as specified on the signature page of this Agreement. Changes of the person to receive notices or the place of notification shall be effectuated pursuant to a notice given under this Section 10.01.

SECTION 10.02. Failure to Pursue Remedies. The failure of any party to seek redress for breach of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a breach, from having the effect of an original breach.

SECTION 10.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 10.04. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and assigns, and their legal representatives. No Member may assign this Agreement or any of its rights, interests or obligations in connection with a Transfer of Membership Interests hereunder except to the extent such rights, interests and obligations relate to Membership Interests and the Transfer of such Membership Interests is provided for or contemplated herein. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Members or their respective permitted successors or assigns or, to the extent provided by this Agreement, the Members’ respective Affiliates, any rights or remedies under or by reason of this Agreement.

SECTION 10.05. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 10.06. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

SECTION 10.07. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

SECTION 10.08. Entire Agreement. This Agreement (and the Definitive Agreements, Google Registration Rights Agreement, Letter Agreement and Contribution Agreement) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 10.09. Governing Law. This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Delaware Act, the provisions of this Agreement shall control and take precedence. To the fullest extent permitted by applicable law, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of this Agreement shall be brought only in the state or United States Federal courts located in the State of Delaware. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, if to the Company, to the address of its principal place of business, and if to any Member, to the respective address for such Member set forth on Schedule A.

SECTION 10.10. Confidentiality. Each Member expressly acknowledges that such Member may receive confidential and proprietary information relating to the Company (including pursuant to Section 9.07), including information relating to the Company’s financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company. Except with the prior written consent of the Company, no Member shall disclose any such information to a third party (other than (i) on a “need to know” basis to any Affiliate or any employee, agent, representative or contractor of such Member or its Affiliates or (ii) in connection with any disclosure made to a prospective Financial Investor transferee in accordance with Section 7.04(b) (each of whom shall agree to maintain the confidentiality of such information)), and each Member shall use reasonable efforts to preserve the confidentiality of such information. The obligations of a Member under this Section 10.10 shall survive the termination of this Agreement or cessation of a Member’s status as a Member for a period of five years. Information exchanged between Members shall be non-confidential unless exchanged pursuant to a separate confidentiality agreement executed between such Members. Notwithstanding the foregoing, a Member shall not be bound by the confidentiality obligations in this Section 10.10 with respect to any information that is currently or becomes: (a) required to be disclosed by such Member pursuant to applicable law, including federal or state securities laws, or a domestic national securities exchange rule (but in each case only to the extent of such requirement); (b) required to be disclosed in order to protect such Member’s interest in the Company or enforce such Member’s rights under this Agreement (but in each case only to the extent of such requirement and only after consultation with the Company); (c) publicly known or available in the absence of any improper or unlawful action on the part of such Member; (d) known or available to such Member via legitimate means other than through or on behalf of the Company or the other Members.

SECTION 10.11. Amendments. Subject to the applicable Google Consent requirements of Section 4.03(d), this Agreement may be amended or waived from time to time by an instrument in writing signed by the Members holding a majority of the outstanding Membership Interests; provided that the Google Consent will also be required to effect any amendment or waiver of the provisions set forth in Section 4.03 or this Section 10.11.

SECTION 10.12. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

TIME WARNER INC.

by

Name:
Title:

TW AOL HOLDINGS INC.

by

Name:
Title:

GOOGLE INC.

by

Name:
Title:

AOL LLC

by

Name:
Title:

SCHEDULE A

Members, Percentage Interests and Membership Interests

Name	Percentage Interest	Membership Interests
Time Warner Inc. One Time Warner Center New York, NY 10019 Attention: General Counsel SVP Mergers and Acquisitions Fax: (212) 484-7167	2.5%	2.5

TW AOL Holdings Inc. c/o Time Warner Inc. New York, NY 10019 Attention: General Counsel SVP Mergers and Acquisitions Fax: (212) 484-7167	92.5%	92.5

Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attention: General Counsel Fax: 650-963-3257	5%	5

EXHIBIT A

Form of Adoption Agreement

This ADOPTION AGREEMENT (this “Adoption Agreement”) is executed pursuant to the terms of the Limited Liability Company Agreement of AOL Holdings LLC (the “Company”) dated as of [ ], 2006, a copy of which is attached hereto and is incorporated herein by reference (the “LLC Agreement”), by the undersigned (the “Additional Member”). By execution and delivery of this Adoption Agreement, the Additional Member agrees as follows:

SECTION 1. Acknowledgment. The Additional Member acknowledges that such Additional Member is acquiring Membership Interests (as defined in the LLC Agreement) in the Company subject to the terms and conditions of the LLC Agreement.

SECTION 2. Agreement. The Additional Member (a) agrees that all Membership Interests in the Company acquired by such Additional Member shall be bound by and subject to the terms of the LLC Agreement and (b) hereby adopts the LLC Agreement with the same force and effect as if it were originally a party thereto.

SECTION 3. Notice. Any notice required to be provided by the LLC Agreement shall be given to the Additional Member at the address listed beside such Additional Member’s signature below.

SECTION 4. Governing Law. This Adoption Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Executed and dated this         day of                         .

Additional Member:

___________________________________________

Address for Notices:

_________________________________

_________________________________

EXHIBIT B

[Representations and Warranties]

(a) The common stock of Time Warner issued to the Google Entities (the “TW Common Stock”) is validly issued, fully paid and nonassessable.

(b) The TW Common Stock is free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Google Entities.

(c) All corporate action on the part of the Time Warner and its directors, officers and stockholders necessary for the authorization, sale, issuance and delivery of the TW Common Stock has been taken.

(d) A registration statement (the “Registration Statement”) in respect of the TW Common Stock has been filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission; and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The Registration Statement, and the prospectus contained therein, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder and do not, as of the effective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing by the Google Entities.